MUNIYIELD CALIFORNIA FUND, INC.

FILE # 811-6499

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
3/30/2005	California State Public Works 5.25% 6/1/30	270,845,000	3,000,000	Stone & Youngberg Merrill Lynch M.R. Beal & Co. Ramirez & Co. Loop Capital Backstrom McCarley Berry & Co. Popular Securities Roberts & Ryan Invest.